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NEWS RELEASE                                                              [LOGO]
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FOR IMMEDIATE RELEASE
Tues., Oct. 21, 1997

WELLS FARGO ANNOUNCES ADDITIONAL SHARE REPURCHASE AND DECLARES DIVIDEND ON COMMON STOCK

    The Board of Directors of Wells Fargo & Co. (NYSE:WFC) today authorized the repurchase of up to 8.6 million additional shares of the Company's outstanding common stock, representing approximately 10 percent of Wells Fargo's outstanding common shares. This action reflects the Company's strong capital position and will continue to allow Wells Fargo to effectively manage its overall capital position in the best interests of its shareholders. The Company announced no date for completing the program and will purchase shares from time to time, subject to market conditions. This authorization continues a repurchase program begun in 1994.

The Company has bought in the past, and will continue to buy, shares to offset stock issued or expected to be issued under its employee benefit and dividend reinvestment plans. These repurchases will not be counted as part of the 10 percent authorized for repurchase.

The Board of Directors also declared a regular quarterly dividend on common stock of $1.30 per share. The dividend will be payable November 20, 1997 to shareholders of record at the close of business October 31, 1997.



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